UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.       )

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Venator Materials PLC
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Dear Shareholder:

I’m writing to encourage your support for the proposals put forward to you in our Proxy Statement for our upcoming 2020 Annual General Meeting of Shareholders.  Among those proposals is one relating to a change to our Articles of Association, on which I would like to comment and believe to be in the best interests of our shareholders.  Please consider the following when voting:

•                  The ISS report may suggest we are seeking a new requirement that shareholder derivative actions and the like may only be brought in the courts of England; however, that requirement is already contained in our existing Articles, which are governed by UK law, and has been contained in our articles since before our IPO.

•                  The above requirement concerning English courts is repeated in the proposed amended and restated section of our Articles, but the portion referencing English courts is substantively the same as it exists today.

•                  What is new in the proposed amended and restated Articles is a requirement that lawsuits alleging securities claims under the U.S. Securities Act of 1933 (which governs the issuance of securities in the United States, such as in a primary or secondary offering by Venator) must be brought only in the U.S. federal court system (rather than in one or more state courts).

•                  We believe it is in the best interests of our shareholders to approve the proposed Amended and Restated Articles to address the risk to the Company of expensive and burdensome forum shopping by prospective plaintiffs and duplicative litigation outside the U.S. federal court system in any applicable cases.

Thank you for your consideration of this matter and your continued support and interest in Venator.

Sincerely,

Simon Turner
President and Chief Executive Officer